Exhibit 99.1

CONTACTS:
Investor Relations	Media Relations
Richard Leland	Danny Jovic
561-438-3796	561-438-1594
Richard.Leland@officedepot.com	Danny.Jovic@officedepot.com

OFFICE DEPOT, INC. ANNOUNCES APPOINTMENT OF NEW

CHIEF FINANCIAL OFFICER

Former B/E Aerospace, Inc. Executive Joseph Lower

to Replace Retiring CFO Stephen Hare

Boca Raton, Fla., January 3, 2018 – Office Depot, Inc. (NASDAQ:ODP), a leading omnichannel provider of business services, products and technology, today announced the appointment of Joseph T. Lower as Executive Vice President and Chief Financial Officer, effective January 8, 2018.

As CFO, Lower will report directly to Chief Executive Officer Gerry Smith and be a member of the Executive Committee. He will be responsible for overseeing all financial aspects of the company, including financial planning and analysis, accounting and financial reporting, as well as managing the tax, internal audit, treasury, and investor relations functions.

“We are excited to have Joe join the company as we continue to transform for the future,” said Smith. “His operational skills, business acumen and financial markets experience will help us deliver value for our shareholders. He will also play a key role in accelerating our efforts to disrupt the market and challenge the traditional ways of thinking about our core business.”

“Office Depot is in an exciting early stage of transforming from a traditional provider of primarily office products into a broader product and business services platform, and I’m honored to be joining the team at this pivotal time,” said Lower. “The company has a strong balance sheet and a willingness to reinvest to strengthen its core while concurrently pursuing innovative opportunities to leverage its key assets and disrupt traditional retail thinking.”

Lower most recently served as Vice President and Chief Financial Officer at B/E Aerospace, Inc., where he oversaw all the financial reporting for the company. Prior to joining B/E Aerospace, Inc. in 2014, Lower was Vice President of Business Development and Strategy for The Boeing Company, where he spent 12 years. Among other finance positions, Lower spent six years with Credit Suisse in various investment banking roles including positions in mergers and acquisitions, and corporate finance.

Lower holds a Master of Business Administration from the J.L. Kellogg Graduate School of Management at Northwestern University and a Bachelor of Arts in Finance from the Indiana University Kelley School of Business.

Lower succeeds Stephen E. Hare, Executive Vice President and Chief Financial Officer, who is retiring after four years in the role. Hare will assist in the transition of duties. “I want to thank Steve for his leadership and contributions over his distinguished career and wish him all the best in his retirement,” said Smith.

About Office Depot, Inc.

Office Depot, Inc. is a leading provider of office supplies, business products and services delivered through an omnichannel platform.

The company had 2016 annual sales of approximately $11 billion, employed approximately 38,000 associates, and served consumers and businesses in North America and abroad with approximately 1,400 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – with a global network of wholly owned operations, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot®, OfficeMax®, BizBox, CompuCom®, Complete Office and Grand&Toy®. The company’s portfolio of exclusive product brands include TUL®, Foray®, Brenton Studio®, Ativa®, WorkPro®, Realspace® and Highmark®.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “ODP.”

Office Depot, Foray, Ativa and Realspace are trademarks of The Office Club, Inc. OfficeMax, TUL, Brenton Studio, WorkPro and Highmark are trademarks of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. and Complete Office is a trademark of Complete Office Solutions, LLC. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2018 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.